Exhibit 10.3
















                            ASSET PURCHASE AGREEMENT

                                 by and between

                             ACC OPERATIONS, INC.

                                       and

                 ADELPHIA BUSINESS SOLUTIONS OPERATIONS, INC.

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I PURCHASE AND SALE OF ASSETS........................................1
               1.1     Transfer of Assets....................................1
               1.2     Assumption of Liabilities.............................1
               1.3     Transfer Taxes........................................2

ARTICLE II PURCHASE PRICE AND PAYMENT........................................2
               2.1     Date and Location.....................................2
               2.2     Purchase Price........................................2

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO
            THE SELLER.......................................................2
               3.1     Organization..........................................2
               3.2     Authorization of Agreement............................3
               3.3     Title to Assets to be Acquired........................3
               3.4     Litigation............................................3
               3.5     Approvals and Consents................................3
               3.6     Financial Statements..................................3
               3.7     Conduct Since the Dates of the Financial
                       Statements............................................4
               3.8     Compliance with Law...................................4
               3.9     Condition of Assets to be Acquired....................4
               3.10    Franchises, Authorizations and Agreements.............4
               3.11    Disclosure............................................4

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER...........................5
               4.1     Organization..........................................5
               4.2     Authorization of Agreement............................5
               4.3     Litigation............................................5

ARTICLE V CLOSING............................................................6
               5.1     Actions to be Taken by Seller at Closing..............6
               5.2     Actions to be Taken by Buyer at Closing...............6

ARTICLE VI INDEMNIFICATION...................................................6
               6.1     Seller's Indemnity....................................6
               6.2     Buyer's Indemnity.....................................8

ARTICLE VII NOTICE...........................................................8

ARTICLE VIII ARBITRATION.....................................................9

ARTICLE IX LAWS GOVERNING...................................................10

ARTICLE X MISCELLANEOUS.....................................................10
               10.1    Survival of Representations and Warranties...........10
               10.2    Counterparts.........................................10
               10.3    Assignment...........................................10
               10.4    Entire Agreement.....................................11
               10.5    Captions.............................................11
               10.6    Expenses.............................................11

            THIS AGREEMENT is made as of this 29th day of December, 2000, by and between ACC OPERATIONS, INC., a Delaware corporation, ("Buyer"), and ADELPHIA BUSINESS SOLUTIONS OPERATIONS, INC., a Delaware corporation ("Seller").

                                   WITNESSETH:

            WHEREAS, Seller owns and operates local telecommunications transmission systems in Colorado Springs, Colorado and Denver, Colorado (the "Acquired Systems");

            WHEREAS, on the date hereof, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase and acquire from Seller all of the assets and properties of Seller associated with the operation of the Acquired Systems, except for the Colorado CPCN License, on the terms and conditions as hereinafter provided.

            NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties, covenants and promises contained herein, and intending to be legally bound hereby, the parties hereto represent, warrant, covenant and agree as follows:

                                   ARTICLE I

                           PURCHASE AND SALE OF ASSETS

      1.1   Transfer of Assets.

            On the date hereof , Seller shall sell, convey, transfer and assign to Buyer and Buyer shall purchase and acquire from Seller all of the assets and properties of Seller of every kind and character, real, personal, tangible, intangible or mixed, used by, or useful to, Seller in connection with, or associated with the operation of, the Acquired Systems in existence on the date hereof(the "Assets to be Acquired"), such sale, conveyance, transfer and assignment to be effective as of December 31, 2000. The Assets to be Acquired shall not include the Colorado CPCN License, but shall include such franchises and other authorizations as Buyer and Seller shall mutually agree to be legally required.

      1.2   Assumption of Liabilities.

            At the Closing (as defined in Section 2.1), Buyer shall assume, by instruments of assumption reasonably satisfactory to Seller, and discharge as they become due and payable, the following liabilities and obligations of Seller and no others: (i) all liabilities and obligations which are in existence at the time of Closing, including without limitation working capital requirements and capital lease obligations, as more specifically set forth on Schedule 1.2 annexed hereto and made a part hereof, and (ii) all obligations of the Seller arising after the Closing under agreements, licenses, permits and other instruments relating to the Acquired Systems which are included in the Assets to be Acquired (the "Assumed Liabilities").

      1.3   Transfer Taxes.

            Seller and Buyer shall share equally any sales or transfer taxes, recording fees or other similar costs or fees payable in connection with the transfer of the Assets to be Acquired.

                                   ARTICLE II

                           PURCHASE PRICE AND PAYMENT

      2.1   Date and Location.

            Unless otherwise mutually agreed to by the parties, the closing shall take place on the date hereof, at such location as Buyer and Seller shall mutually agree (the "Closing"). The effective date of the sale of the Assets to be Acquired shall be December 31, 2000.

      2.2   Purchase Price.

            On the date hereof, as consideration for the purchase of the Assets to be Acquired, Buyer shall pay Twenty-One Million Two Hundred Thousand Dollars ($21,200,000) (the "Purchase Price"), which Purchase Price shall be paid by Buyer to Seller's lenders for amounts owing by Seller pursuant to that joint bank credit facility with certain subsidiaries of Adelphia Communications Corporation in which Seller is an unrestricted borrower. Seller and Buyer agree to obtain a fairness opinion as to the Purchase Price hereunder from a nationally recognized banking firm ("Investment Bank") and agree to cooperate reasonably to facilitate the completion of the fairness opinion. Upon delivery of the fairness opinion, the Purchase Price shall be adjusted in accordance with the fairness opinion and Seller or Buyer, as the case may be, shall promptly pay to the other the adjustment, if any, to the Purchase Price under the fairness opinion. All fees and costs of Investment Bank for delivery of the fairness opinion shall be the responsibility of Seller.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                      OF SELLER WITH RESPECT TO THE SELLER

            As of the date hereof, Seller represents and warrants as follows:

      3.1   Organization.

            Seller is a corporation, duly incorporated and validly existing under the laws of the State of Delaware with full power and authority to engage in its business and operations, to continue such business and operations as conducted at present, to enter into this Agreement and perform the terms of this Agreement. Seller is duly qualified to conduct business and is in good standing in those jurisdictions where the conduct of its business or the nature of its assets makes such qualification necessary.

      3.2   Authorization of Agreement.

            Seller has taken all necessary action to authorize and approve this Agreement, the consummation of the transactions contemplated hereby and the performance by Seller of all of the terms and conditions hereof on its part to be performed. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment and compliance with the terms and conditions hereof do not and will not: (a) violate any provisions of any judicial or administrative order, award, judgment or decree applicable to Seller; (b) conflict with, result in a breach of or constitute a default under the Certificate of Incorporation or Bylaws of Seller or any other agreement or instrument to which Seller is a party or by which Seller is bound; (c) create or impose any lien, charge, encumbrance, or restriction upon any of the Assets to be Acquired in contravention of any agreement or instrument to which Seller is a party or by which Seller is bound; and (d) create a right in any person to accelerate payment of the principal of any indebtedness due from Seller nor increase the amount of any interest over that theretofore payable in respect thereof. This Agreement has been duly authorized, executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller. All of the approvals and consents required for Seller to consummate the transaction have been obtained.

      3.3   Title to Assets to be Acquired.

            Seller has good and marketable title to the Assets to be Acquired, and Seller has full power, authority and the absolute right to transfer the Assets to be Acquired free and clear of any and all liens, charges, pledges, encumbrances or restrictions of any nature.

      3.4   Litigation.

            There is no litigation, at law or in equity, nor any proceedings before any commission or other governmental authority, pending, or to the best of Seller's knowledge, after due inquiry, threatened against Seller which would prevent or restrict Seller's right or ability to consummate the transfer of the Assets to be Acquired as contemplated herein.

      3.5   Approvals and Consents.

            Seller is not a party to or subject to any agreement, license, permit or other document which, in order to consummate the transactions contemplated herein, legally or contractually requires the express approval or written consent of any persons. All of the approvals and consents required for Buyer to consummate the transactions contemplated hereunder have been obtained.

      3.6   Financial Statements.

            The unaudited balance sheet and the income statement for the Acquired Systems (collectively, the "Financial Statements"), true, complete and correct copies of which have been previously delivered by Seller to Buyer, present fairly the financial position of the Acquired Systems as of the dates thereof, and the results, of the Acquired Systems' operations and changes in financial position for the periods then ended.

      3.7   Conduct Since the Dates of the Financial Statements.

            Since the dates of the Financial Statements, the Acquired Systems have not, except in the ordinary and usual course of business as conducted in accordance with past practice or as contemplated to be conducted by this
Agreement: (a) sold, constructed or otherwise disposed of any of its assets; (b) purchased, constructed or otherwise acquired any property or assets; (c) consensually incurred any liabilities; or (d) entered into any transaction which materially and adversely affected its assets.

      3.8   Compliance with Law.

            (a) The Acquired Systems are in compliance in all material respects with, all applicable Federal, state and local laws, statutes, licensing requirements, rules and regulations, and judicial or administrative decisions pertaining to the operation of its business where failure to comply would have a material adverse effect on its business.

            (b) No material claims are pending or, to the best of Seller's knowledge, after due inquiry, threatened against the Acquired Systems with respect to the operation of its business.

      3.9   Condition of Assets to be Acquired.

            The Assets to be Acquired are in good operating condition, reasonable wear and tear excepted. The Assets to be Acquired are operated and maintained in a proper manner and are free from any material defects of workmanship or material in light of its age and the use to which it has been put.

      3.10  Franchises, Authorizations and Agreements.

            The franchises, authorizations and agreements included in the Assets to be Acquired are validly existing, legally enforceable obligations of the parties thereto in accordance with their terms. Seller is not in default in the performance of any of its material obligations under such franchises, authorizations and agreements.

      3.11  Disclosure.

            No representation, warranty or covenant by Seller in this Agreement or in any written statement or certificate furnished by Seller to Buyer pursuant hereto contains or will contain any untrue statement of a material fact.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF BUYER

            To induce Seller to enter into this Agreement, Buyer represents and warrants, as of the date hereof, as follows:

      4.1   Organization.

            Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware and is duly qualified and in good standing in those jurisdictions where the conduct of its business or the nature of its assets makes such qualification necessary. Buyer has full corporate power and authority to own and lease its properties and to conduct its business as and where such properties are now owned or leased and such business is now being conducted. Buyer has full corporate power and authority to acquire and own the Assets to be Acquired.

      4.2   Authorization of Agreement.

            The Board of Directors of Buyer have taken all necessary action to authorize and approve this Agreement, the consummation of the transactions contemplated hereby and the performance by Buyer of all of the terms and conditions hereof on its part to be performed. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment and compliance with the terms and conditions hereof do not and will not: (a) violate any provisions of any judicial or administrative order, award, judgment or decree applicable to Buyer, or (b) conflict with any of the provisions of the Certificate of Incorporation or Bylaws of Buyer, or (c) conflict with, result in a breach of or constitute a default under any agreement or instrument to which Buyer is a party or by which it is bound.

            This Agreement has been duly authorized, executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer.

      4.3   Litigation.

            There is no litigation, at law or in equity, or any proceedings before any commission or other governmental authority, pending or, to the best knowledge of Buyer, threatened against Buyer which would impair materially the ability of Buyer to consummate the transactions contemplated by this Agreement. There is no suit or action or other proceeding pending before any court or other governmental agency against Buyer to enjoin the consummation of the transaction contemplated hereby.

                                   ARTICLE V

                                     CLOSING

      5.1   Actions to be Taken by Seller at Closing.

            At Closing, Seller shall take all actions required to be taken hereunder and Seller shall deliver to Buyer:

            (a) a Bill of Sale and Assignment and Assumption Agreement, duly executed by Seller;

            (b) a Management Agreement between Seller and Buyer, duly executed by Seller; and

            (c) such other documents and certificates as required to be delivered hereunder or reasonably requested by Buyer.

      5.2   Actions to be Taken by Buyer at Closing.

            At Closing, Buyer shall take all actions required to be taken hereunder and shall deliver, or cause to be delivered, to Seller:

            (a) The Purchase Price described in Section 2.2 hereof;

            (b) The Assignment Agreement, duly executed by Buyer;

            (c) The Management Agreement, duly executed by Buyer; and

            (d) Such other documents and certificates required to be delivered hereunder or reasonably requested by Seller.

                                   ARTICLE VI

                                 INDEMNIFICATION

      6.1   Seller's Indemnity.

            (a) Seller shall indemnify Buyer and hold Buyer harmless from and against:

                  (i) the aggregate dollar amount of any and all debts, liabilities, damages, losses, costs, expenses or claims owing by, suffered, incurred or accrued against Buyer as of the close of business on the date hereof arising out of the business activities of Seller prior to the date hereof;

                  (ii) any and all damages, expenses and losses suffered, paid or incurred, or to be suffered, paid or incurred in the future, by Buyer arising out of any and all inaccurate representations or breaches of covenant and warranty on the part of Seller herein contained; and

                  (iii) any and all reasonable costs and expenses of Buyer related to the foregoing including reasonable attorney's fees in connection with the prosecution, defense or appeal of any suit or action in connection herewith.

            All of such items described in paragraphs (i), (ii) and (iii) above are collectively referred to hereinafter as the "Aggregate Net Loss."

            (b) Whenever it shall come to the attention of Buyer that it has suffered or incurred, or may suffer or incur, any Aggregate Net Loss, Buyer shall give prompt written notice to Seller of such anticipated or actual loss, damage, cost or expense. Seller shall then have the right to defend against any claims or actions by third parties giving rise to the Aggregate Net Loss to the fullest extent permitted by law. After Seller has made its defense against such claims or actions and is unsuccessful in such defense or after Seller elects not to, or fails to, defend against such claims or actions, Buyer and Seller shall then attempt to mutually agree upon the amount of Aggregate Net Loss for which Buyer is to be indemnified.

                  Buyer shall not be entitled to be indemnified by Seller under this Agreement for the Aggregate Net Loss arising out of any single claim or aggregate of claims until the amount of such Aggregate Net Loss exceeds Fifty Thousand Dollars ($50,000). Buyer shall then be entitled to be indemnified by Seller for any and all Aggregate Net Loss including the initial Fifty Thousand Dollars ($50,000) in Aggregate Net Loss arising out of any single claim or aggregate of claims.

            (c) Should Buyer and Seller be unable to agree as to the amount of the Aggregate Net Loss for which Buyer is to be indemnified, either Buyer or Seller may apply to the American Arbitration Association under its Commercial Arbitration Rules for the appointment of an Arbitrator for an arbitration to take place in Pittsburgh, Pennsylvania. Buyer and Seller will share equally the total expense of such arbitration. Such arbitrator shall proceed in accordance with the Commercial Arbitration Rules of the American Arbitration Association to determine the Aggregate Net Loss and certify such loss to Buyer and Seller. Such arbitration and determination shall be final and binding on Buyer and Seller, judgment may be entered upon such determination and award in any court having jurisdiction thereof and Buyer and Seller agree that no appeals shall be taken therefrom. Upon entry of a judgment in favor of Buyer against Seller, Seller shall make full payment within ten (10) days thereafter. Upon failure of Seller to make such payment within such ten (10) day period, the amount of the judgment shall bear interest at the rate of ten percent (10%) per annum simple interest until paid.

            (d) Buyer agrees that it will not settle or permit the settlement of any matter giving rise to any Aggregate Net Loss without the prior written consent of Seller. Buyer agrees that it will give prompt written notice to Seller of any claim or action which may give rise to any Aggregate Net Loss and will permit Seller, at Seller's option and expense, to conduct the defense against any such claims or actions, and will cooperate with Seller in such defense in such manner as Seller may reasonably request. Buyer's failure to comply with the provisions of this paragraph shall terminate Seller's liability to indemnify and hold Buyer harmless under this Agreement solely with respect to the matter for which notice should have been given notwithstanding any other provision hereof.

            (e) Buyer's right to assert a claim against Seller for indemnification pursuant to this Article VI shall survive the Closing and shall expire:

                  (i) with respect to all claims other than claims related to title to the Assets to be Acquired made in Section 3.3 hereof and the nonpayment of taxes or similar claims pursuant to the Internal Revenue Code or any state, county, municipal or other local taxing statutes, one hundred eighty (180) days after the date hereof; and

                  (ii) with respect to claims relating to the nonpayment of taxes or other similar claims under the Internal Revenue Code or any state, county, municipal or other local taxing statutes, upon the expiration of ninety
(90) days following the date on which the running of the statute of limitations with respect to any such tax shall bar the assessment and collection of such tax.

            (f) The provisions of the foregoing Section 6.01(e)(ii) shall not be construed so as to deprive Buyer of the right to be indemnified and held harmless with respect to any tax liability assessed within the period provided pursuant to the appropriate statute of limitations or any extension thereof.

      6.2   Buyer's Indemnity.

            Buyer shall indemnify Seller and hold Seller harmless from and against:

            (a) the aggregate dollar amount of any and all debts, liabilities, damages, losses, costs, expenses or claims owing by, suffered, incurred or accrued against Seller subsequent to the close of business on the date hereof arising out of the business activities of Buyer prior to the date hereof;

            (b) any and all damages, expenses and losses suffered, paid or incurred, or to be suffered, paid or incurred in the future, by Seller arising out of any and all inaccurate representations or breaches of covenant and warranty on the part of Buyer herein contained; and

            (c) any and all reasonable costs and expenses of Seller related to the foregoing including reasonable attorney's fees in connection with the prosecution, defense or appeal of any suit or action in connection herewith.

                                  ARTICLE VII

                                     NOTICE

            All notices and other communications hereunder shall be in writing and deemed to have been duly given if: (a) mailed, first class, registered or certified mail, return receipt requested, postage prepaid; (b) delivered by courier or overnight courier providing written evidence of receipt for hand delivery; or (c) transmitted via telecopy:

                  To Seller:

                  Adelphia Business Solutions Operations, Inc.
                  One North Main Street
                  Coudersport, PA 16915
                  Attention: John Glicksman,
                  Vice President & General Counsel

                        With a copy to:

                        Bruce I. Booken, Esquire
                        Buchanan Ingersoll Professional Corporation
                        One Oxford Centre
                        301 Grant Street, 20th Floor
                        Pittsburgh, PA 15219-1410

                  To Buyer:

                  ACC Operations, Inc.
                  One North Main Street
                  Coudersport, PA 16915
                  Attention: Timothy Rigas, Executive Vice President

                        With a copy to:

                        Colin Higgin, Esquire
                        Adelphia Communications Corporation
                        One North Main Street
                        Coudersport, PA 16915

            Any party to this Agreement may change the address of the party to which all communications and notices may be sent hereunder by addressing notices of such change in the manner provided.

                                  ARTICLE VIII

                                   ARBITRATION

            Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in the Commonwealth of Pennsylvania, in accordance with articles of the American Arbitration Association for Commercial Arbitration, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction therefor.

                                   ARTICLE IX

                                 LAWS GOVERNING

            The construction and interpretation of this Agreement and the rights of the parties shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws provisions.

                                   ARTICLE X

                                  MISCELLANEOUS

      10.1  Survival of Representations and Warranties.

            Seller and Buyer acknowledge that the representations, warranties, covenants and agreements of Seller and Buyer contained in this Agreement form an integral part of the consideration given to Buyer in exchange for the Purchase Price and to Seller in exchange for the Assets to be Acquired, without which Buyer would be unwilling to purchase, and Seller would be unwilling to sell, the Assets to be Acquired. Except as set forth in Article VI hereof regarding indemnification and notwithstanding any investigation and review made by Buyer pursuant to this Agreement, Seller and Buyer agree that all of the representations, warranties, covenants and agreements of Seller and Buyer contained in this Agreement or in any exhibit, statement, report, certificate or other document or instrument required to be delivered pursuant to this Agreement shall survive the making of this Agreement, any investigation or review made by or on behalf of the parties hereto and the Closing hereunder.

      10.2  Counterparts.

            This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

      10.3  Assignment.

            This Agreement may not be assigned by any party hereto without the prior written consent of the other parties; provided, however, that Buyer is entering into this Agreement on behalf of a Delaware limited liability company to be formed at a later date and to be named "ACC Telecommunications, LLC", which limited liability company will be indirectly wholly owned and controlled by Buyer and to which limited liability company Buyer shall assign this Agreement.

      10.4  Entire Agreement.

            This Agreement is an integrated document, contains the entire agreement between the parties, wholly cancels, terminates and supersedes any and all previous and/or contemporaneous oral agreements, negotiations, commitments and writings between the parties hereto with respect to such subject matter. No change, modification, extension, termination, notice of termination, discharge, abandonment or waiver of this Agreement or any of the provisions hereof, nor any representation, promise or condition relating to this Agreement, shall be binding upon the parties hereto unless made in writing and signed by the parties hereto.

      10.5  Captions.

            The captions of Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

      10.6  Expenses.

            Except as otherwise expressly provided herein, Seller and Buyer each will pay all costs and expenses, including any and all legal and accounting fees, of its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with.

            [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized corporate officers on the day and year first above written.

                                             SELLER:

                                             ADELPHIA BUSINESS SOLUTIONS
                                             OPERATIONS, INC.


                                             By:    /s/ James P. Rigas
                                                    ------------------
                                             Name:  James P. Rigas
                                             Title: President



                                             BUYER:

                                             ACC OPERATIONS, INC.


                                             By:    /s/ Timothy J. Rigas
                                                    --------------------
                                             Name:  Timothy J. Rigas
                                             Title: Chief Financial Officer

                                  SCHEDULE 1.2
                               ASSUMED LIABILITIES


Liability Assumed                      Amount

Accounts payable                    $2,845,640
Accrued liabilities                    232,763

Schedule of Similar Agreements

In accordance with Instruction 2 to Regulation SK 601(a), following is a list of similar agreements to Exhibit 10.3:

Asset Purchase Agreement by and between ACC OPERATIONS, INC. and ADELPHIA BUSINESS SOLUTIONS OPERATIONS, INC. for the purchase and sale of assets located in California for a purchase price of $13,000,000

Asset Purchase Agreement by and between ACC OPERATIONS, INC. and ADELPHIA BUSINESS SOLUTIONS OPERATIONS, INC. for the purchase and sale of assets located in Ohio for a purchase price of $7,500,000

Asset Purchase Agreement by and between ACC OPERATIONS, INC. and ADELPHIA BUSINESS SOLUTIONS OF VIRGINIA, LLC for the purchase and sale of assets located in Virginia for a purchase price of $46,800,000